Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement on Form F-4 of our report dated November 8, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of AUM Biosciences Pte. Ltd. as of March 31, 2022 and 2021, and for each of the years in the two-year period ended March 31, 2022.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus constituting a part of this Registration Statement.

/s/ Macias Gini & O’Connell LLP

San Jose, California

May 2, 2023